                                                  EXHIBIT I





                       CHOICE: NEW ENGLAND






                 The NEES Companies' Proposal for
           Restructuring the Electric Utility Industry































                          February 1996

                  ______________________________


                           [NEES LOGO]

                        TABLE OF CONTENTS



                                                             Page

I.   The Existing Structure. . . . . . . . . . . . . . . . . . .4

     A.   The Wholesale Transaction:  NEP to the Distribution
          Company. . . . . . . . . . . . . . . . . . . . . . . .5

     B.   The Retail Sale:  The Distribution Company to the
          Customer . . . . . . . . . . . . . . . . . . . . . . .8

II.  Existing Structure:  Unbundled Prices . . . . . . . . . . 11

     A.   The Wholesale Sale:  Separate Prices for Transmission
          and Generation Services. . . . . . . . . . . . . . . 11

     B.   The Retail Sale: Unbundled Prices for Transmission and
          Distribution Service . . . . . . . . . . . . . . . . 13

III. Modified Structure:  Functionally Unbundled Transmission
     Service . . . . . . . . . . . . . . . . . . . . . . . . . 14

     A.   The Transfer of Control -- the Consolidation of
          Transmission Service Within NEES Transmission. . . . 17

     B.   Transmission Service to the Distribution Companies . 19

     C.   Transmission Service to Third Parties. . . . . . . . 21

IV.  Revised Structure:  Customer Choice (Transition Period) . 24

     A.   Reformed NEP Contract with Distribution Companies. . 25

     B.   New Contracts for Power Supply between NEP and its
          Marketing and Standard Offer Affiliates. . . . . . . 26

     C.   Distribution Companies' Rates and Obligations to Retail
          Customers. . . . . . . . . . . . . . . . . . . . . . 27

     D.   The Standard Offer to Retail Customers . . . . . . . 30

     E.   Market Priced Contracts with Retail Customers. . . . 31

     F.   NEPOOL Membership. . . . . . . . . . . . . . . . . . 31

V.   Revised Structure:  Customer Choice (Transition Complete) 36

VI.  Conditions and Timeline Associated with Plan
Implementation......................................37

                       CHOICE: NEW ENGLAND
                THE NEES COMPANIES' PROPOSAL FOR
           RESTRUCTURING THE ELECTRIC UTILITY INDUSTRY



     Customer choice -- a simple concept that drives nearly every economic decision in today's marketplace. The concept is about to be extended to the electric utility industry. This is our plan to provide our customers with a choice for their electricity supplier.
     Implementing customer choice presents a significant structural, economic, and technical challenge to the electric utility industry. Our business is now structured with vertically integrated, heavily regulated firms operating within exclusive franchise areas. It will have to be reformed to allow new suppliers, market pricing, and customer choice. Transmission access must be provided on fair, nondiscriminatory terms. Obligations must be adjusted and transition costs recovered. Statutes and regulations at both the federal and state levels must be revised to accommodate the new industry structure.
     This document describes our proposal for addressing these challenges. It specifies the conditions and changes that are necessary to provide customer choice in a meaningful and nondiscriminatory way that maximizes incentives for efficiency and maintains the reliability of the network. The plan contemplates industry restructuring throughout New England and the Northeast creating an active retail market for electricity across our region. Accordingly, it provides a blueprint for all utilities in the Northeast. However, the details are focused on our corporate structure and operations.
     The plan is organized in five parts. First, we describe the way our system is currently organized and regulated. Second, we unbundle, or separately identify and price, the components of service that are included in today's rates for electricity.
Third, we functionally unbundle transmission service from the generation business at the wholesale level. Fourth, we extend this separation to retail access during a transition period. Finally, we show the restructured industry after the transition is complete.
     This plan is intended to comply with the policy pronouncements of all of our principle regulators including the Federal Energy Regulatory Commission under the Federal Power Act, the Securities and Exchange Commission under the Public Utility Holding Company Act, and the state commissions in Massachusetts, Rhode Island, and New Hampshire acting under their respective state utility laws. Each of those agencies have issued significant new policy pronouncements on industry structure within the past year. This plan is designed to comply fully with all requirements in each jurisdiction in a way that is consistent with the statement of interdependent principles that have been reached by several interested parties in both Rhode Island and Massachusetts.
     To accomplish this goal, we have built flexibility into the plan. Specifically, the plan has been designed to allow different policy choices among each of the states that we serve. Moreover, the plan recognizes that several options are available to address each of the myriad issues presented by restructuring. These options will be discussed at length in the proceedings leading to plan approval.
     Despite this flexibility, the plan is concrete and complete. It has sufficient detail to ensure that it will work if implemented. The completeness of the plan has allowed us to work through the details, develop the documentation, and identify the changes that are essential to a successful restructuring of our company and our industry. As such, this proposal should advance the policy debate from principles to practice. It is a concrete action plan for customer choice.

     I.   THE EXISTING STRUCTURE
          A.   The Wholesale Transaction: NEP to the Distribution
               Company.

          B.   The Retail Sale: The Distribution Company to the
               Customer.


                               NEP
                                ||
                                || I.A.
                                ||
                                ||
                       DISTRIBUTION COMPANY
                                ||
                                || I.B.
                                ||
                                ||
                             CUSTOMER
                                ||
                                ||
                                ||
                                ||

I.   The Existing Structure.
     Unlike most utilities that operate as a single integrated company, the New England Electric System Companies are already partially disaggregated. New England Power Company (NEP) controls and operates all the generation and transmission resources on the system and provides wholesale, all-requirements power supplies to three affiliated distribution companies operating in Massachusetts, New Hampshire, and Rhode Island (together the "Distribution Companies"). The three Distribution Companies -- Massachusetts Electric Company, Granite State Electric Company, and The Narragansett Electric Company -- distribute and resell the power to retail customers. A simplified corporate structure for each state is shown on Figure I.
     As Figure I illustrates, two key transactions define the current power supply relationship: (a) the wholesale power transaction between NEP and the Distribution Company, and (b) the resale of the power from the Distribution Company to retail customers. A review of each of these transactions is important to establish the baseline from which our restructuring plan begins. Thus, each of the transactions is summarized below. However, despite separate wholesale and retail transactions, the NEES companies as a whole have operated as a tightly integrated system. Thus, from the perspective of our customers, service from Mass. Electric, Narragansett, or Granite State Electric is equivalent to a purchase from a single vertically integrated utility company such as Boston Edison Company. As with Boston Edison, Mass. Electric provides electricity to retail customers under bundled rates that do not include separate charges for generation, transmission, or distribution.

     A.   The Wholesale Transaction:  NEP to the Distribution
          Company.

     NEP provides wholesale service to all three of its affiliated Distribution Companies and several unaffiliated customers under a contract that is subject to comprehensive regulation by the Federal Energy Regulatory Commission (FERC) acting under Part II of the Federal Power Act, 16 U.S.C. 824 et seq. The key features of the contract include the following (NEP
Primary Service for Resale, Original Vol. No. 1, the "NEP

Tariff"):
     1. NEP is committed to providing all of the electricity requirements of each Distribution Company and maintaining an aggregate capacity of generation and transmission facilities sufficient to cover the Distribution Company's current loads and expected load growth. (NEP Tariff, Sch. 1, p. 4)

     2.   The Distribution Companies are committed to providing
          NEP with seven years' notice before changing supply sources or serving the loads of additional utilities.
          (Id, Sch. 1, pp. 3, 9)

     3. Under a Memorandum of Understanding executed by NEP and the Distribution Companies that amended their service agreements, FERC Docket, ER94-1074-000,1 NEP has agreed to submit its integrated resource plan for review by the state commissions in Massachusetts, New Hampshire, and Rhode Island, and to subject all significant new supply side commitments involving contracts or commitments longer than three years for purchases or projects having capacity over 30 megawatts to a single state veto by any state commission. Each of the Distribution Companies has agreed to pay the costs that NEP has incurred to serve it in the event the Distribution Company terminates all or any part of its purchases under NEP's tariff, or a law, rule, or order is promulgated which limits the right of the Distribution Company to be the exclusive seller of electricity at retail within its current franchise territory.

     4. NEP's wholesale prices under which the Distribution Companies purchase their power requirements are established using a marginal cost rate design under which NEP's tail blocks are based on its long run marginal costs and an initial block is used to reconcile the overall revenues that NEP collects to its reasonable and prudent costs of providing service. Today, NEP's tail block prices are based on its long
_________________


1The Memorandum of Understanding was approved by the State Commissions in Massachusetts (Docket D.P.U. 93-138 (Nov. 3, 1993)), New Hampshire (Docket DE 93-141 (Sept. 9, 1993)), and Rhode Island (Docket No. 2116 (Sept. 28, 1993)).
 The Memorandum of Understanding was approved by FERC as an amendment to the service agreements of the respective Distribution Companies in Docket ER94-1074-000.

          run marginal costs under its current resource plan. The resource plan assumes that NEP continues to have the right and responsibility to plan for and procure adequate capacity for the Distribution Companies electricity needs including load growth. As a result of capacity additions that would be required under the resource plan approved by the three state commissions,2 NEP's marginal cost tail block is significantly higher than the short run marginal costs reflected in the current market.3

     5. The specific prices that NEP is now charging for wholesale service are established by a settlement agreement on the W-95 rates. Under that agreement, prices are fixed at least through January 1, 1997.

     6. NEP's prices for requirements service are bundled. Because the Distribution Companies are required to buy all of their power requirements from NEP, NEP has not priced transmission service separately from the cost of generating kilowatthours.4

     The all-requirements contract, together with the requirements of the Public Utility Holding Company Act of 1935 that mandate the operation of registered holding companies as
integrated systems, have allowed and required the NEES Companies to operate together as one integrated system with a single
________________
2 Settlements covering the 1994 edition of the integrated resource plan for the NEES Companies were approved by each of the three state commissions in Docket D.P.U. 94-112 (Massachusetts, Nov. 1, 1994), Docket No. 2231 (Rhode Island,
Mar. 3, 1995) and Docket No. DE 94-063 (New Hampshire, April 11, 1995).
Pursuant to those settlements, 1995 updates were filed with the Commissions.
No action was taken under the updated forecast by the Commissions or the parties to the cases.

3 Long-run marginal costs will almost always exceed short-run marginal costs under the current system of regulation given the need for reserve margins and long-run plans that are designed to assure that available supplies will always exceed demands with only a limited ability to clear demand and supply through a market price.

unified resource plan. Thus, NEP has had primary responsibility for owning, operating, or purchasing supplies necessary to meet the electricity needs of all three Distribution Companies, and making adequate arrangements to transmit these supplies across the regional transmission network. NEP has the assigned capability responsibility within NEPOOL. It integrates these resources into its own load dispatch under the NEPOOL Agreement. And it allocates the costs of this bundled service to the Distribution Companies under the rates established by FERC under NEP's all-requirements tariff. The costs associated with these purchases are then reflected in the rates that the Distribution Companies charge to retail customers -- the second key transaction that occurs under the existing structure.

     B.   The Retail Sale:  The Distribution Company to the
          Customer.

     In contrast to the wholesale transaction which is regulated by FERC, the Distribution Company's resale of the power to retail customers is comprehensively regulated by state commissions.  The









_________________

4 In addition to the Distribution Companies, NEP provides all-requirements service to seven other nonaffiliated customers under the NEP Tariff at the same prices and on the same terms as the affiliates. These nonaffiliated customers will be affected by future modifications to NEP's Tariff insofar as they affect wholesale transactions, but may not be affected by changes associated with retail access. Specific details will have to be developed with the nonaffiliated customers that should not prevent or delay implementation of choice for affiliated Distribution Companies.

key features of this transaction are as follows:

     1. The Distribution Companies generally have the obligation to serve the electricity needs of all customers within a defined franchise or service area on demand. Thus, they have an obligation to extend distribution lines and arrange for adequate transmission and generation capacity to meet the peak demands of all customers wherever located. The Distribution Companies discharge the first obligation themselves, but, as discussed above, have contracted with NEP to provide the transmission and generation functions.

          The regulatory obligations associated with planning and resource procurement have intensified in recent history. Planning has become more sophisticated, and new suppliers, resource options and legal requirements have increased the complexity of the planning and resource procurement process. This complexity has been reflected in the coordinated, three-state planning and resource procurement reviews incorporated in the Memorandum of Understanding discussed above.

     2. Unlike NEP, the Distribution Companies have traditionally had limited contractual relationships with retail customers. Rather, the Distribution Companies have relied on the exclusivity of their franchises and on their statutory and constitutional rights to commission determined rates that recover the reasonable costs of providing regulated service to support the financial commitments and investments that have been made to supply service to customers. In recent years, we have supplemented these statutory rights with direct customer contracts. For example, we have implemented Service Extension Discount Agreements, and Service Extension Agreements with many of our largest customers. Under these agreements, customers have agreed to provide us with five years advance notice before taking service from an alternative supplier. These Agreements are addressed directly in this plan.

     3. The Distribution Companies have special obligations stemming from their role in providing an essential service to the customers in their service territories. For example, Distribution Companies have provided conservation and load management services, have obligations to provide universal service to customers with special rates to low income customers, and face limitations on their ability to terminate service for nonpayments.

     4. The Distribution Companies, as with utilities in general, must comply with laws and regulations requiring approvals for or reviews of financing, accounting, business transactions, and affiliate transactions not faced by other firms in our economy. For example, under state law, our Distribution Companies and other utilities must receive commission approval of all long term financings, property acquisitions and sales, loan guarantees, affiliate transactions, and changes in accounting. These financial, accounting, and business restrictions are particularly stringent under the Public Utility Holding Company Act of 1935.

     5. The rates and terms of service are also comprehensively regulated by state commissions. Historically, this regulation has been designed to achieve two primary objectives -- first, to establish the utility's overall revenues at a level necessary to recover its reasonable and prudent cost of providing service, and second to prevent unreasonable price discrimination among customers or customer classes. These purposes have been achieved by requiring a filing and extensive investigation into the reasonableness of the utility's costs and operations prior to authorizing the utility to change prices.


     Thus, the existing structure for the industry is characterized by tightly integrated planning and operations, bundled service for supply and transmission, and comprehensive regulation at both the state and the federal level to control prices, assure adequate supplies, prevent discrimination, and promote universal service.

I.   THE EXISTING STRUCTURE: UNBUNDLED PRICES
          A.   The Wholesale Sale: Separate Prices for
               Transmission and Generation Services.

          B. The Retail Sale: Unbundled Prices for Transmission and Distribution Service.


                               NEP
                                ||
                                || II.A.
                                ||
                                ||
                       DISTRIBUTION COMPANY
                                ||
                                || II.B.
                                ||
                                ||
                             CUSTOMER
                                ||
                                ||
                                ||
                                ||

     II.  Existing Structure:  Unbundled Prices.
     The first step to reform and restructure the industry is to unbundle the price. By separately pricing generation, transmission, and distribution services, we improve price signals to customers and move toward unbundled service. Thus, unbundled prices are necessary to implement FERC's comparable service transmission policies, and are a requirement for the upcoming Massachusetts plan filing. As shown on figure III, unbundling affects both the wholesale and retail transactions discussed in the first section of this report. Each of these transactions will be discussed in turn.

     A. The Wholesale Sale: Separate Prices for Transmission and Generation Services.

     Unbundling begins by reformulating the wholesale rate design for NEP's Tariff to the Distribution Companies. The following changes are proposed for this transaction under our proposal:
     1. Unbundle Transmission Rates from All-Requirements Service. Under the all-requirements tariff, NEP provides the Distribution Companies with transmission service as well as power supply. The unbundled pricing requires a wholesale rate redesign to break out transmission costs from generation costs in the NEP Tariff. The long run marginal cost of transmission expansion is now reflected in NEP's tail block, and the embedded cost reconciliation is included in the initial block. Thus, NEP's rates will be redesigned to eliminate the transmission components from both price blocks, and recover them as a separate charge.

          The plan also contemplates functional disaggregation of transmission. This functional disaggregation is discussed in the next section of this report, together with the details of the rate design associated with the redesigned rates for transmission service.

     2. Establish NEP's Marginal Cost Tail Blocks at Short Term Market Value. As explained under Section I, NEP's tail block rates are now established at our best projection of NEP's long run marginal cost of supply developed on the assumption that NEP continues to have the right and obligation to serve the electricity requirements of all customers in the Distribution Companies' service areas. This approach sets NEP tail block at a higher level than the current prices in the short term market, and thus does not provide the Distribution Companies with a competitive short term price signal. Moreover, the assumption underlying the long run marginal cost calculation -- that NEP will remain the sole supplier of electricity to the customers served by the Distribution Companies -- is no longer valid. Accordingly, depending upon the restructuring proposals adopted by policymakers, NEP may adjust its tail block for energy down to short run market values, and reflect the difference in the initial block charge in the wholesale rate.


     Under our proposal, NEP's wholesale rate design will reflect a separate charge for transmission. The implementation of this rate design change will require a filing with FERC, which NEP will request become effective on a prospective basis. NEP is currently under a rate moratorium that precludes NEP from implementing any rate change that would increase revenues prior to January 1, 1997. (W-95 Settlement, Art. 4.0, pp. 12-13). Thus, any rate design change implemented prior to that time will be done in a revenue neutral fashion.

     B.   The Retail Sale: Unbundled Prices for Transmission and
          Distribution Service.

     The change in the wholesale rate design allows the Distribution Companies to develop unbundled rate designs for retail customers. Unbundled rates need not mean unstable rates or radical rate redesigns. The bundled, retail prices charged by the Distribution Companies today are fully cost based, relatively stable, and the lowest among major utilities in New England. The unbundled rates will be implemented initially to produce the same revenues without significant bill impacts for customers.
     Actions Required to Implement this Section of the Plan. Implementation of this portion of the Plan requires the following:

     1. NEP must file a new rate design with FERC. The filing can be implemented by FERC without any changes to regulations or statutes under existing precedent that fully authorizes marginal cost rate designs.

     2. The Distribution Companies must unbundle existing retail rates into generation, transmission, and distribution components.

     III. MODIFIED STRUCTURE: FUNCTIONALLY
          UNBUNDELED TRANSMISSION SERVICE.

          A.   The Transfer of Control -- The Consolidation of
               Transmission Service Within NEES Transmission.

          B.   Transmission Service to the Distribution
               Companies.

          C.   Transmission Service to Third Parties.



                                              NEP
                                               ||
                                               ||
Third Parties          NEES        III.A       ||
                   Transmission                ||
                                               ||
                                               ||
                                               ||
                                   III.B  DISTRIBUTION
                                             COMPANY
                                               ||
                                               ||
                                               ||
                                               ||
                                               ||
                                               ||
                                            CUSTOMER

III. Modified Structure:  Functionally Unbundled Transmission
     Service.

     The unbundled pricing for transmission service summarized in
Section II does not fully address FERC's policies for comparable transmission service at the wholesale level. Under FERC's preliminary view, (Open Access NOPR, Docket Nos. RM95-8-000 and
RM94-7-001, p. 94):
     functional unbundling of wholesale services is necessary to implement nondiscriminatory open access. Accordingly, the proposed rule requires that a public utility's uses of its own transmission system for the purpose of engaging in wholesale sales and purchases of electric energy must be separated from other activities, and that transmission services (including ancillary services) must be taken under the filed transmission tariff of general applicability. The proposed rule does not require corporate unbundling (selling off assets to a non-affiliate, or establishing a separate corporate affiliate to manage a utility's transmission assets) in any form, although some utilities may ultimately choose such a course of action.


     Our plan chooses to implement corporate unbundling of NEP's generation and transmission system as the quickest, fairest, and most effective avenue toward nondiscriminatory open access transmission tariffs. (See Figure III). Specifically, we propose to create a new corporation -- tentatively called NEES Transmission Services Inc. or NEES Transmission -- that will have the responsibility for providing transmission services under nondiscriminatory, open access transmission tariffs that fully comply with FERC's policy directives. (NOPR, pp. 95-96). NEES Transmission will provide comparable transmission services to NEP for its own power marketing services and to all of NEP's power supply and transmission customers, including the affiliated Distribution Companies, at the same rates and on the same terms and conditions. It will develop and file separately stated rates for the transmission and ancillary service components of each transmission service it provides. NEES Transmission will support an electronic information network for arranging transmission services that all transmission customers will use when buying and selling their power supplies. Finally, NEES Transmission will provide all necessary ancillary services to all transmission customers who do not supply their own ancillary services, or receive them directly from NEPOOL
     In short, the functional unbundling of NEES Transmission into a separate company with the same filed transmission tariffs available to affiliates and nonaffiliates is designed to meet fully FERC's proposed requirement that "a public utility take transmission service for wholesale requirements service coordination transactions under its own filed tariff." (NOPR, p.
97). As FERC correctly concluded, this requirement "places the correct incentives on the public utility to file a fair tariff since it must live under those terms for wholesale purposes." (NOPR, p. 97).

     Not only will the NEES Transmission tariffs be available for nondiscriminatory access for wholesale transactions, these tariffs will be used for retail transactions as well. Specifically, NEES Transmission will provide transmission service to the Distribution Company that the Distribution Company can use to provide retail access or choice to its customers. This unified treatment of wholesale and retail wheeling is also consistent with FERC's policy guidance. In the NOPR (p. 99), FERC suggested:
     One possible approach that would unify service standards for wholesale and retail service would be for each vertically integrated utility to establish a distribution function that would be responsible for obtaining transmission service on behalf of retail customers. This distribution function then could be treated just as any other wholesale customer. The distribution function of the utility would take service under the single commission filed tariff.

NEES Transmission's transmission tariffs implement that vision. They will assure comparable, open access transmission service for both wholesale and retail wheeling services. They are a cornerstone of our plan for retail choice.
     The implementation of NEES Transmission and open access transmission tariffs requires the establishment of a new corporation on the NEES System and creates the following three new transactions as shown on Figure III.

     A.   The Transfer of Control -- the Consolidation of
          Transmission Service Within NEES Transmission.

     The development of NEES Transmission begins with the transfer of transmission rights, entitlements, and obligations from NEP to the new transmission company. Initially, this transfer will be implemented through an assignment under which NEES Transmission will gain the right to control the transmission system in return for reimbursing NEP all costs associated with the transmission system. The approach is quite similar to NEP's present G&T credit arrangement with Narragansett. Under that arrangement NEP controls Narragansett's generation and transmission facilities and reimburses Narragansett the full cost of those facilities under a contract and terms filed with and approved by FERC.
     The same approach will be used to transfer control of transmission from NEP to NEES Transmission. This transfer requires a careful review and allocation of costs between NEP's generation functions and its transmission operations, and the separation or unbundling of transmission and generation services in several hundred historical contracts. The review and allocation will be filed with FERC and thus be subject to a complete investigation into its fairness.
     Among the key issues faced in that review is the allocation of the costs of generation that must be maintained on the system to protect reliability in specific areas. On our system, the best example is the Salem Harbor units which must be kept in operation to maintain reliable service in northeastern Massachusetts. Although this reliability could also be maintained through significant enhancements to the transmission network in the area, our preliminary analysis indicates that keeping most of the Salem Harbor units open even at a premium to the pure market price of other power supplies may be the least-cost solution for reliable service in the area. To implement that approach in northeastern Massachusetts and other areas with local transmission constraints will require payment from NEES Transmission to the generating company or other potential suppliers to assure continued availability of critical units. These payments are appropriately included in NEES Transmission's cost of service.
     Under the tariffs discussed below, NEES Transmission will be the provider of transmission services for the NEES companies.
Thus, NEP's existing contracts and tariffs will be assigned and reformulated as appropriate to assign transmission rights and obligations to NEES Transmission. The objective will be to consolidate and simplify all existing wholesale transmission offerings into tariffs that conform to FERC's open access, comparable service policies. Because NEP, and not NEES Transmission, owns the transmission assets, franchise rights, and condemnation authority, NEP will continue to permit, build, and operate the transmission system. However, NEP will provide new service exclusively at the request of NEES Transmission and NEES Transmission will respond to all requests for service from affiliates and third parties in accordance with FERC regulations. NEES Transmission will be the exclusive supplier of transmission services to third parties and affiliated Distribution Companies under the rates and contracts discussed in the following sections.

     B.   Transmission Service to the Distribution Companies.

     NEES Transmission will bill out the costs for transmission service to network and point to point transmission customers pursuant to FERC filed tariffs. The primary customers for network service will be NEES Transmission's affiliated Distribution Companies. Under its tariff, NEES Transmission will bill the Distribution Companies at the network tariff based on peak demands. By functionally unbundling network transmission service to the distribution companies at the wholesale level, we will have achieved one of FERC's significant policy objectives. NEES Transmission's wholesale transmission service to affiliates and nonaffiliates will be at the same price and on the same terms. The service will apply equally to native load customers and transmission only customers. Both the transaction between NEES Transmission and NEP, and the rates between NEES Transmission and its customers will be subject to comprehensive and consistent FERC review. Discrimination and unfair dealing will be prevented. FERC's comparable service, open access policies for wholesale transmission service should be fully achieved.
     These same policies also apply for retail access. Following the FERC model, the rates for transmission service over the NEES Transmission system to the Distribution Company will be the same, regardless of the power supplier to the retail customer. Thus, the same NEES Transmission rate will be added to the access and distribution charges developed by the Distribution Companies for retail service. The extension of transmission service to retail customers is discussed fully in the next section of this plan. Under the plan, the terms and conditions for retail wheeling will apply to all load within the service territories of the Distribution Companies and unaffiliated customers now served under the requirements rate. Thus, NEES Transmission will develop terms which assure that load now served by these customers will pay comparable rates whether access is gained through retail service or through reclassification as a wholesale customer.5 The objective is to assure that appropriate transmission charges determined under the plan are not bypassable or subject to gaming, and that unified, consistent requirements are established for all load served within each Distribution Company's service area.

     C.   Transmission Service to Third Parties.

     The final element associated with unbundled transmission is the service and rates to third parties for point to point and network service.  As explained above, these services will be supplied exclusively by NEES Transmission for the use of the
System's transmission entitlements at rates that conform to FERC's open access comparable service policies.  Third parties taking service under the network or point to point tariffs will be
charged at the same rates, terms, and conditions as affiliates.
Conforming tariffs will be filed with FERC.
     The structure and operation of these tariffs may be affected by the ongoing discussions in New England that may lead to the formation of a regional transmission group ("RTG").  The formation of an RTG, however, is not a condition to the implementation of this element of our plan.  We recognize that many of the
transmission issues presented by unbundled service can best be addressed through a regional solution, but we do not
__________________
5 As discussed below, the rates for distribution service to current customers within the Distribution Companies' service territory will include an access charge sufficient to cover all the sunk generation-related costs that have been incurred to serve those customers. These charges should not be avoided by nominal reclassification of load from "retail" to "wholesale," and thus appropriate charges and crediting arrangements between NEES Transmission, the Distribution Company and customers will be developed to assure consistent, comparable pricing in these circumstances.

believe that progress toward customer choice should await complete reform of regional transmission practices or of NEPOOL requirements in general. Reforms and improvements in these systems will only enhance the benefits already incorporated and realizable under our plan for broad customer choice in New England.
     In conclusion, our plan contemplates the functional unbundling of transmission service through a separate corporation at standard tariffs applicable to both affiliates and nonaffiliates for both wholesale and retail wheeling services.
The plan complies fully with FERC's guidelines, and is a central feature of fair and nondiscriminatory customer choice.
     Actions Required to Implement this Section of the Plan. Implementation of this portion of the Plan requires the following:
     1. The formation of a new corporation to provide transmission services over the transmission facilities and entitlements of the New England Electric System Companies. The structure, authorities, and contracts of this corporation should recognize the need to consolidate transmission assets with transmission services in the future. For various reasons, it may be easier for NEP to retain ownership of transmission facilities and transfer ownership of its generation facilities to a separate corporation. Thus, the corporate arrangements, contracts and tariffs should accommodate further corporate restructuring through mechanisms like assignment clauses.

          Forming and financing the new corporation will require approvals from the Securities and Exchange Commission and state commissions. NEES Transmission will also be subject to FERC's jurisdiction.

     2. The development and filing of the contracts for transmission services. The development of the contracts and tariffs discussed in this section is well underway, and can be accomplished simultaneously with the price unbundling of NEP's requirements rate discussed under
          Section II above.


     The formation of NEES Transmission and the implementation of the transmission filings under this section of the plan can be accomplished under existing statutes and regulations, and are consistent with current FERC policies and precedent. The corporate restructuring and provision for retail transmission services contemplated in this section of the plan assumes voluntary action by NEP, which NEP is willing to undertake if the conditions set forth in Section VI of this plan are achieved. Absent approval of the conditions in Section VI and voluntary action by NEP, the legal authority of commissions to force divestiture or to require unbundled transmission access to retail customers is strictly limited.

                  [CHART INTENTIONALLY OMITTED]

IV.  Revised Structure:  Customer Choice (Transition Period).
     The formation of NEES Transmission and the implementation of transmission tariffs is only one element necessary for customer choice. Significant additional steps must be taken to assure that the transition to customer choice proceeds reasonably and that a vibrant and efficient supply market exists for retail customers. Specifically, NEP's requirements contract must be reformulated to:
(1) provide NEP with a reasonable opportunity to recover costs incurred to provide service to its wholesale customers; (2) waive the notice period in the all-requirements rate; (3) redefine NEP's and the Distribution Companies' obligations going forward; and (4) create a standard offer to retail customers assuring them of a reasonably priced, reliable power supply option during the first phase of the transition period while the market develops. In addition, arrangements must be established so that the reliability of the grid can be maintained, NEPOOL requirements can be met, and a vigorous competitive retail market can develop. This section of the report sets forth our proposal to meet these objectives.
     As with the other sections of the report, this section is organized by transactions. The diagram of transactions is included in Figure IV. They include the following:

     A.   Reformed NEP Contract with Distribution Companies.

     The first step for direct access requires the reformation of the all-requirements contract between NEP and the Distribution Companies. The reformed contracts will include the following elements:
     1. A Termination Charge. The termination charge will recover the costs that NEP has incurred to serve the Distribution Company from that Distribution Company and not from any other Distribution Company as required by the Memorandum of Understanding. The termination charge will also compensate NEP for waiving the seven year notice provisions and provide the key inducement for providing the standard offer of service to retail customers discussed more fully below. The termination payment is designed to recover NEP's strandable costs for existing resources above the market value of those resources. The calculation of NEP's strandable costs is provided separately. The pattern of recovery for the contract termination charge will be shaped so that rates are stable for customers accepting standard offer service. Customers seeking alternative suppliers will then have the potential to realize savings. We expect a defined payment stream over a period of years to be specified for the termination charge in the final plan. As discussed below, these payments will then be recovered as part of an access charge by the Distribution Companies to their retail customers.

     2. A Shift in Power Supply Requirements. Following the implementation of the plan, the Distribution Companies will be limited to the wires business, and power sales for all customers will be accomplished through separate affiliates. During the transition period, NEP will provide power supplies to the standard offer affiliate and discontinue sales to the Distribution Company. The standard offer affiliate will provide standard offer service to customers until the transition is complete when it will be dissolved. In addition, separate marketing affiliates will be established to make sales at market prices. These changes will allow the Distribution Company to provide transmission and distribution service to all suppliers in its service territory at nondiscriminatory rates including reimbursement for the termination charge. It will complete the implementation of the model for retail wheeling suggested by FERC in its NOPR.

          Because NEP will be shifting its units from regulated cost of service pricing to unregulated market pricing, it will request authority to implement market pricing for its generation from FERC. In addition, NEP will request certification as an exempt wholesale generator under the Public Utility Holding Company Act and have its generation designated as eligible facilities under that statute. Consents by state ratemaking authorities are required for this designation under the Holding Company Act.

          NEP's obligation to supply capacity additions to meet load growth will also be governed by contracts and marketing success rather than regulatory requirements. Thus, the obligation to provide generating capacity to meet future load growth will be deleted from the contract with both Distribution Companies and marketing affiliates.


     B.   New Contracts for Power Supply between NEP and its
          Marketing and Standard Offer Affiliates.

     As a replacement to the all-requirements supply obligation, NEP will make an alternative contract with the standard offer affiliates established in each state we serve. The standard offer affiliate will in turn make the standard offer for service to customers discussed below. In addition, NEP will develop market priced contracts with its new marketing affiliates. The contracts between NEP and the marketing affiliates will be based on market value, not cost of service.
     As part of the Plan, NEP will propose a program of continuous environmental improvement at existing generating stations. Those obligations are contemplated in the principles approved in Rhode Island and Massachusetts and will be included in the Plan as well.

     C.   Distribution Companies' Rates and Obligations to Retail
          Customers.

     The reformation of the requirements contract completes the functional unbundling of retail service.  Under this plan, the
Distribution Companies obligations are limited to an obligation to deliver at nondiscriminatory rates.  The rates will include an access charge to provide the Distribution Company reimbursement for the NEP termination charge.  All marketers and suppliers will, under our plan, be required to provide power supplies through the standard transmission and distribution rate.  The rate for
transmission and distribution service will be nonbypassable, and the same rate will be required for comparable service to any customer within the Distribution Company's service area regardless of whether the customer is classified as retail or wholesale.  We expect the contract termination provision and distribution rate to be approved by both state commissions and FERC, so that consistent nondiscriminatory application can be implemented for all users.
     Under the Plan, electricity is supplied under the standard offer or by the market at market prices by the Distribution
Companies' marketing affiliates and other marketers and suppliers.
Because customers may take the standard offer, many
customers may perceive little or no change from today's industry structure.  If we are successful in shaping the transition charge, the only immediate changes will be real price stability for
standard offer customers, and increased opportunities for choice in the marketplace.
     Two other features of the Distribution Companies' operations may require adjustment.  Conservation and load management programs will continue under our Plan to be implemented by Distribution
Companies.  The conservation programs will be available to all of the Distribution Company's customers regardless of their supplier and will be continued in accordance with a specific program that will be agreed to as part of the Plan.  The costs of the
conservation and load management programs would be recovered in the regulated rates for the Distribution Companies subject to state commission review and approval.6
     Second, as explained above, the Distribution Companies have executed contracts with several customers for service extension discounts and service extension agreements.  These contracts limit customers' rights to purchase or generate electricity supplies without providing advance notice to the Distribution Company.  If our plan is approved, however, we propose to allow customers who have signed SED's and SEA's a window of opportunity to buy down their notice requirements.  The customers who elect to buy down their notice requirements would be permitted to
purchase power from a different supplier at the same time as other customers pursuant to terms and conditions set forth in this Plan.
The notice provisions for self-generation would remain in place, however.  This approach will allow SED and SEA customers to gain access to the market, and will stimulate the depth of supply and demand that is necessary to create a meaningful market and a fair market price.  It also assures that our customers are not harmed by their past commitments to our Company.
     The rates for the Distribution Company may be based on
standard cost of service principles, or on a performance based ratemaking ("PBR") approach.  Different approaches may be taken in the different states, or if PBR is selected, different policies and details can be incorporated in each state's rate plan.  Terms and conditions and construction advance policies may also have to be changed to reflect the lower revenues received from a
distribution only charge.
     The rate setting process for the Distribution Companies is critical during the transition period.  The Distribution Company must be allowed adequate revenues to maintain its financial
______________
6 A similar approach can be used to pay for the above market costs of renewable power supplies that were reflected in the agreement on the principles in Massachusetts and may be agreed to in the discussions leading to the approval of this plan. Although the recovery of above market costs was rejected by the Rhode Island Commision in its order on the Principles, we believe that the substance of the agreement--calling for the development of renewable resources -- may be achievable in a manner that is consistent with the Rhode Island Commission's concern about costs to customers.

integrity during this period when the financial uncertainty

facing the Company is at its height. In addition, if a PBR design is chosen, it can be tailored to provide concrete incentives for efficiency or to meet public policy objectives during this time when cooperative action by utilities is essential to a smooth transition to a competitive future. A well designed performance-based rate program will encourage improvements in safety, reliability, customer satisfaction, universal service, and efficient operation of the distribution system remaining subject to rate regulation.

     D.   The Standard Offer to Retail Customers.
     The last significant new interface between the NEES Companies and retail customers is the promulgation of a Standard offer for power supply, and the creation of a standard offer affiliate in each state. As explained above, the Standard Offer will continue at least through the transition period, and will provide customers with a reasonably priced, reliable supply of electricity while the market develops. Because different states may have different policies, individual standard offer affiliates will be established in each of our jurisdictions to comply fully with state requirements. The different standard offer affiliates can then tailor different standard offers to meet the requirements of each state commission. This approach is more flexible and responsive than the promulgation of a single standard offer for all jurisdictions.

     E.   Market Priced Contracts with Retail Customers.
     In addition to the Standard Offer, new marketing affiliates will compete in the market for retail customers within the relevant state. Accordingly, the marketing affiliates and other marketers, suppliers, and sellers at retail will undoubtedly be subject to state commission regulations governing such items as terminations, universal service, defaults, supply assurances, and dispute resolution procedures. Regulations and statutory requirements governing financing, accounting, corporate organization, and general business regulation are less relevant in the power supply market than under traditional utility service, and should be eliminated or simplified. The marketing affiliate in each state will then comply fully with each state's requirements applicable to others participating in the competition for customers.

     F.   NEPOOL Membership.
     Finally, under the Plan, power marketers or their suppliers must be members of NEPOOL, and thus, will be required to meet NEPOOL rules including settlement of transactions and reliability related obligations. Under the Plan, a marketer must either join

NEPOOL or assign its load to a NEPOOL member and be reflected in that member's requirements under the NEPOOL Agreement. An amendment to the NEPOOL Agreement has recently been implemented to expand NEPOOL's membership to include nontraditional suppliers and marketers. These suppliers will be responsible for obtaining capacity entitlements to support the loads of the customers signed by them. In this way, the retail market can be developed within the existing NEPOOL framework, and the reliability of the system can be maintained.
     This approach does not, however, lead to inordinately complex metering or billing arrangements. Under the Plan, standard load shapes will be developed for different kinds of customer classes, and demands can be reconciled to actual usage using standard billing protocols. The Distribution Companies will be in a position to meter and bill customers for both transmission and distribution service and power supply requirements (at rates provided by the power marketer). Power marketers will also be provided with the opportunity to bill their customers separately. Regardless of the billing method, suppliers will be ultimately responsible to meet the kilowatthour usage and capacity requirements of their customers through capacity entitlements and the settlement of energy transactions under established NEPOOL rules.

     These NEPOOL rules may be modified in the future. For example, many have suggested that NEPOOL should switch from an economic dispatch based on lowest marginal cost to a bid system similar to that adopted in England. These changes make sense, but they are not a condition to the implementation of our plan. Rather, our plan can be implemented today under the current
NEPOOL agreement with its expanded membership and enhanced accounting and billing capabilities. The introduction of competition will create the impetus for continued NEPOOL reform to eliminate cross subsidies and assure fair rules for all participants. In contrast, delaying retail choice until after agreement on NEPOOL reforms simply creates an incentive for debate and delay.

     Actions Required to Implement this Section of the Plan.

     The transactions described above are the heart of our plan for customer choice. Implementation of these transactions require us to complete the following tasks:
     1. Reform the NEP All-Requirements Contract. The first step in the analysis is development of the termination charge and the specification of ongoing responsibilities for wholesale power supply. This action will require the consent of the three state commissions and a filing and approval at FERC. We do not intend to move forward with restructuring absent agreement on the restructured wholesale contract and the appropriate termination charge. Restructuring will either be completed by all states within the same time frame, or steps will be taken to protect non-participating states. This approach is consistent with the procedures established under the Memorandum of

          Understanding, FERC statement of policy on transition arrangements as set forth in the NOPR, and the actions of the state commissions to this point. Specifically, our objective is to assure that all of our states are satisfied with our implementation of the plan.

     2. Develop and File Revised Rates for Retail Distribution Service. The Distribution Companies must further unbundle rates to eliminate power supply costs and provide Distribution Services. The retail wheeling rates will include transmission charges from NEES Transmission and termination charges from NEP as well as the ongoing costs of the Distribution Company.

          These rates can be established using either traditional cost of service analysis, or performance based ratemaking. Different approaches may be used in different states.

          The conservation and load management charges and any above market payments for renewable resources agreed to in the plan will also need to be filed and approved. The SED agreements, Service Extension Agreements, and other terms and conditions will be reformulated per the above discussion and filed with state commissions for approval. Parallel filings will also be made with FERC to assure consistent treatment between state and federal agencies, to eliminate any jurisdictional uncertainties, and to ensure that the access charge is nonbypassable. FERC approval will be required to ensure that customers cannot evade the state approved access charge by interconnecting directly with the transmission system.

     3.   Create Marketing Affiliates and Standard Offer
          Affiliates in Each State. These steps will require approvals by the affected states and the Securities and Exchange Commission under the Holding Company Act.

     4.   Establish Rules for Marketers and Sellers to Retail
          Customers. Regulations for retail sellers will need to be developed before each state commission.

     5. Adjust NEPOOL Capability Responsibility Formula and Billing and Metering Regulations. The NEPOOL capability responsibility formula and billing and metering requirements will have to be adjusted to accommodate load transfers for retail customers contemplated in the Plan. Typical load shapes and billing protocols will need to be developed to integrate loads into NEPOOL calculations for energy billing and capability responsibility calculations.

     6. Waiver of Planning, Rate and Regulatory Requirements for Power Marketers and Suppliers. State commission, FERC, and SEC action is required for NEP to become an EWG and its generation to become eligible facilities. Because power supplies will be developed in the market, rate and planning regulations and statutes should be revised to eliminate administrative reviews of rates for electricity sales and supply plans. Corporate, financing, and accounting regulation over the power suppliers should be greatly simplified or eliminated.


     As in the prior section, these tasks can be accomplished most effectively with the consent of all interested parties. The corporate reorganizations, modifications to contractual and ownership arrangements, and simplification of regulatory requirements discussed above cannot be implemented absent broad consensus. Specifically, authority to force divestiture and corporate reorganization of utilities, require access over transmission and distribution facilities for retail wheeling, and mandate early termination of the NEP all-requirements contract is sharply limited.

                  [CHART INTENTIONALLY OMITTED]

V. Revised Structure: Customer Choice (Transition Complete). The last step in the transition is shown on Figure V. That figure illustrates the completed restructuring. The following changes have occurred. First, all transmission assets have been transferred from NEP to NEES Transmission, the contract between those two companies has been terminated, and NEP's generation is provided transmission service under NEES Transmission's generally available, open access transmission tariffs. Second, the contract termination charge between NEP and the Distribution Companies will have been fully discharged, and the all-requirements contract will be terminated. The Distribution Companies' collection of their termination payments through an access charge will be complete. Finally, the Standard Offer period will have lapsed, and the
standard offer affiliate will have gone out of business.   NEP and
its marketing affiliates will be operating in the market just as all other suppliers and marketers.
     No additional contracts or new arrangements will be required to complete this transition other than the final assignment or sale of the transmission assets and entitlements to NEES Transmission from NEP. The contractual arrangements leading to the other elements of the final restructuring will have already been established and put into place.

     As the figure illustrates, the final result under our plan is choice by all retail customers of their power suppliers. The plan contemplates continued operation of NEPOOL, a vigorous wholesale market, and a fully developed, competitive retail market under which all suppliers have access to all customers, and fair, nondiscriminatory, open access transmission and distribution tariffs.
     Choice -- the simple, but powerful economic concept -- will have been provided to all of our customers and to the customers of other utilities in New England. The consequences of that choice -- better service, lower prices, and more options -- will be made available to all electricity customers in New England. The implementation of our plan will be complete.

VI. Conditions and Timeline Associated with Plan Implementation. As described above, the implementation of the Plan requires a major effort by us, other utilities, interested parties, our commissions, and other policymakers throughout New England. We and others have recognized that consent is the only effective and efficient way to achieve the restructuring plan outlined above. One of the interdependent principles agreed to by a broad range of stakeholders in both Massachusetts and Rhode Island provides that:

     Consensus and settlements are more likely than litigation to move restructuring forward, given numerous potential interstate, state-federal, state-utility, and inter-party substantive and jurisdictional conflicts.

That Principle is especially applicable under our Plan, whose implementation requires approvals from three state commissions, FERC, and the SEC, and contemplates revising our pricing, service, and transmission arrangements with 1.3 million retail customers, one hundred other utilities, and NEPOOL itself. Tasks this complex simply cannot be accomplished effectively or efficiently without voluntary action and broad based consensus.
     This consensus has already begun through the agreements on Principles reached in Rhode Island and Massachusetts. The Principles approved by our regulators in those two states set forth a framework for agreement and address each of the key issues that must be resolved to maintain a reliable, financially stable, and environmentally sound system of electricity production and transmission. Specifically, the Principles require our plan to maintain reliability, benefit all customers, recognize the enforceability of all power supply contracts, provide a reasonable opportunity to recover stranded costs, reduce rates in the near term below what they otherwise would have been, unbundle services, provide retail customers with choice, streamline the administrative process, improve environmental performance, continue conservation and load management programs, continue to provide universal service, consider performance based ratemaking, and maintain our financial integrity. Our plan has been structured to meet each of these Principles. Compliance with the Principles is a condition of Plan implementation.
     From our perspective the key element is the principle that establishes a reasonable opportunity to recover all of our stranded costs. This principle recognizes that we have made significant commitments to provide reliable service to customers in the past that have been evaluated by our regulators, found to be reasonable and prudent, and are now reflected in rates. Recovery of these costs during the transition period is central to the fairness of the Plan, critical to the financial integrity of the system, consistent with our current power supply arrangements, authorized under the regulatory policies articulated by FERC, the Massachusetts Department of Public Utilities, and the Rhode Island Public Utilities Commission, and required as a matter of law and the Constitution. Implementation of our Plan is conditioned on a reasonable opportunity for full recovery of stranded costs.
     Implementation of the Plan also requires the development of a reasonable market for retail customers. To assure this development, implementation of our Plan is conditioned on choice by all retail customers for all utilities in a state. We are unwilling to open our service area to other utilities unless the retail market in the entire state is opened to choice. Ideally, choice will be extended to retail customers throughout New England and the Northeast. However, direct access across the region is not a condition for plan implementation.
     Finally, the rights of the Distribution Companies should be redefined and made clear. During the debate leading to restructuring, various parties, including commissions, have suggested that franchise rights are subject to some significant doubt. These doubts should be resolved, and the rights and obligations of all distribution utilities should be clearly specified in Plan proceedings. Specifically, rules establishing the obligation to deliver and the prevention of bypass or duplicate facilities should be established. Existing laws should be harmonized with the restructured industry, and as explained above, consistent access charges must be adopted by federal and state authorities. An acceptable redefinition of rights and obligations is also a condition of Plan implementation.
     These conditions, together with acceptable regulatory approvals, are necessary to effective Plan implementation. We cannot and will not voluntarily implement the Plan unless they are in place. The conditions are reasonable, the Plan is fair, the choice is clear. We should move forward with Choice: New England.